Exhibit 99.1

Gyre Therapeutics Enters into Agreement to Acquire Cullgen to Gain Targeted Protein Degradation Platform and Pipeline

•
Acquisition will create a U.S.- and China-based fully integrated biopharmaceutical company with revenue-producing commercial assets and a robust pipeline of degraders, targeting inflammatory diseases and cancers.

•	Access to degrader-antibody conjugates (DACs) platform technology for future discovery engine.

•	Strengthened leadership team designed to support future global growth.

•	Transaction is anticipated to close early in the second quarter of 2026.

•	An updated corporate presentation has been posted to the Gyre and Cullgen websites.

San Diego, CA, March 2, 2026 – Gyre Therapeutics, Inc. (Gyre or the Company) (Nasdaq: GYRE), an innovative, commercial-stage biopharmaceutical company dedicated to advancing fibrosis-first therapies across organ systems affected by chronic diseases, today announced its agreement to acquire Cullgen Inc. (Cullgen), a privately-held, clinical-stage biopharmaceutical company focused on the discovery and development of targeted protein degrader (TPD) and degrader antibody conjugate (DAC) therapies, in an all-stock transaction valued at approximately $300 million. Following the closure of the acquisition, the new combined entity will be a fully integrated biopharmaceutical company with U.S.- and China-based capabilities spanning from discovery to manufacturing and commercialization and covering multiple therapeutic areas including inflammatory diseases, cancers, and pain.

Under the terms of the definitive agreement, Cullgen will become a wholly owned subsidiary of Gyre. Upon the completion of the acquisition, the interim Chief Executive Officer and Executive Chairman of Gyre, Ping Zhang, will remain as the Executive Chairman.  The current Chief Executive Officer of Cullgen, Dr. Ying Luo, is expected to become the President and Chief Executive Officer and a member of the board of directors of Gyre.

Dr. Luo, the expected President and Chief Executive Officer of Gyre, commented, “We are thrilled about the synergistic coalescing of our companies. Cullgen brings strong drug discovery capabilities and a solid preclinical and clinical pipeline to complement Gyre’s existing and highly efficient China-based manufacturing capabilities and sales team. Gyre is already a commercial-stage company with ETUARY® on the market in China for the treatment of lung fibrosis and a second product for liver fibrosis, Hydronidone (F351), nearing New Drug Application (NDA), submission in China. Gyre is also exploring the expansion of F351’s development in ex-China territories. Following the acquisition, we will have a fully-integrated biopharmaceutical company that will be capable of leveraging emerging drug discovery capabilities in China and strong clinical development in the United States to address unmet medical needs worldwide. I am excited for the potential of TPDs and DACs to drive this Company’s future growth globally.”

Mr. Zhang, Chairman of Gyre, commented, “Recently, Gyre, through its majority owned subsidiary, Gyre Pharmaceuticals, had a pre-NDA meeting with the Center for Drug Evaluation (CDE) of China’s National Medical Products Administration (NMPA) which supported a conditional approval and priority review eligibility filing for Gyre Pharmaceuticals’ first-in-class anti-liver fibrosis candidate, Hydronidone, subject to formal approval. As a result, Gyre Pharmaceuticals plans to submit an NDA for Hydronidone for conditional approval in the first half of 2026 and conduct a Phase 3c confirmatory trial to support full approval in China. The addition of Cullgen’s TPD/DAC platform and pipeline is expected to enhance our long-term growth prospects. We are excited to have Cullgen colleagues join our team in both the United States and China.”

The transaction is expected to close early in the second quarter of 2026, subject to customary closing conditions, including necessary regulatory approvals in the United States.

Prior to entering into this transaction, Cullgen’s proposed merger with Pulmatrix was terminated.

Updated Corporate Presentation

In connection with this announcement, a new presentation has been posted on each company’s respective website. Visit http://www.cullgen.com or http://www.gyretx.com.

About Cullgen Inc.

Cullgen is a clinical-stage biopharmaceutical company focused on the discovery and development of targeted protein degrader and DAC therapies designed to improve the lives of patients suffering from critical conditions such as pain, cancer and inflammatory diseases. Cullgen has created a portfolio of highly selective targeted protein degrader product candidates designed to potently and efficiently eliminate therapeutically relevant proteins in patients. By leveraging its expertise in targeted protein degraders, Cullgen believes its product candidates have many distinct advantages over other therapeutic modalities, including higher selectivity, improved therapeutic profile and avoidance of known toxicities.

Cullgen’s lead product candidate, CG001419, is an oral pan-tropomyosin receptor kinase (TRK) degrader that previously completed a Phase 1 trial for the treatment of acute post-operative pain and Cullgen released positive top-line results from the study in late 2025.  Cullgen recently submitted an IND for the molecule, and pending FDA allowance, expects to initiate a Phase 2 trial in acute pain in bunionectomy patients in the United States. The molecule is also being studied in a Phase 1 trial for the treatment of solid tumors. Cullgen’s second product candidate, CG009301, is a GSPT1 degrader being studied in a Phase 1 trial for the treatment of blood cancers, including relapsed/refractory acute myeloid leukemia, higher-risk myelodysplastic syndrome and acute lymphoblastic leukemia. In addition to CG001419 and CG009301, Cullgen is also progressing a number of preclinical programs including next-generation degrader-antibody conjugates.

For more information, please visit www.cullgen.com.

About Gyre Pharmaceuticals

Gyre Pharmaceuticals is a commercial-stage biopharmaceutical company committed to the research, development, manufacturing and commercialization of innovative drugs for organ fibrosis. Its flagship product, ETUARY® (pirfenidone capsule), was the first approved treatment for IPF in the PRC in 2011 and has maintained a prominent market share (2024 net sales of $105.8 million). In addition, Gyre Pharmaceuticals’ pipeline includes Hydronidone, a structural analogue of pirfenidone, which demonstrated statistically significant fibrosis regression after 52 weeks of treatment in a pivotal Phase 3 clinical trial in CHB-associated liver fibrosis in the PRC. Hydronidone received Breakthrough Therapy designation by the CDE of the NMPA in March 2021. Gyre Pharmaceuticals is also developing treatments for PD, RILI with or without immune-related pneumonitis, COPD, PAH and ALF/ACLF. As of the third quarter of 2025, Gyre Therapeutics owns a 69.7% equity interest in Gyre Pharmaceuticals.

About Gyre Therapeutics

Gyre Therapeutics is a biopharmaceutical company headquartered in San Diego, CA, primarily focused on the development and commercialization of Hydronidone for liver fibrosis including MASH in the U.S. Gyre’s strategy builds on its experience in mechanistic studies using MASH rodent models and clinical studies in CHB-induced liver fibrosis. In the PRC, Gyre is advancing a broad pipeline through its controlling interest in Gyre Pharmaceuticals, including therapeutic expansions of ETUARY, and development programs for F573, F528, and F230.

Advisory and Legal Counsel

Moelis & Company LLC is acting as financial advisor to the special committee to Gyre’s Board of Directors, and Gyre’s legal counsel is Gibson, Dunn & Crutcher LLP.

Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. is serving as legal counsel to Cullgen.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which statements are subject to substantial risks and uncertainties and are based on estimates and assumptions. All statements, other than statements of historical facts included in this press release, are forward-looking statements, including statements concerning: the structure, timing and completion of the proposed acquisition; the anticipated timing of closing; the expected executive officers and directors of the combined entity; the future operations of the combined entity; the nature, strategy and focus of the combined entity; the development and commercial potential and potential benefits of any product candidates of the combined entity; and anticipated clinical drug development activities and related timelines, including the anticipated timing of the filing of Gyre’s NDA with the NMPA for the conditional approval of Hydronidone and the initiation of the confirmatory Phase 3c clinical trial of Hydronidone to support full approval in China and the anticipated timing of Cullgen’s Phase 2 trial of its TRK degrader in acute pain. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect our plans, estimates, and expectations, as of the date of this press release. These statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the forward-looking statements expressed or implied in this press release. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: the risk that the conditions to the closing of the acquisition are not satisfied; uncertainties as to the timing of the consummation of the acquisition and the ability of each of Gyre and Cullgen to consummate the acquisition; risks related to the failure or delay in obtaining required approvals from any governmental or quasi-governmental entity necessary to consummate the acquisition; unexpected costs, charges or expenses resulting from the acquisition; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the acquisition; the uncertainties associated with Gyre’s and Cullgen’s product candidates, as well as risks associated with the clinical development and regulatory approval of product candidates, including potential delays in the commencement, enrollment and completion of clinical trials; risks related to the inability of the combined entity to obtain sufficient additional capital to continue to advance these product candidates and its preclinical programs; uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; risks associated with the possible failure to realize certain anticipated benefits of the acquisition, including with respect to future financial and operating results. Additional risks and factors are identified under “Risk Factors” in Gyre’s Annual Report on Form 10-K for the year ended December 31, 2024 filed on March 17, 2025 and in other filings with the Securities and Exchange Commission.

Gyre expressly disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

CONTACTS:

Gyre Therapeutics, Inc.

Ping Zhang, interim CEO and executive chairman

ping.zhang@gyretx.com

Cullgen Inc.

Thomas Eastling, CFO

ir@cullgen.com

Investors

Chuck Padala
Managing Director, LifeSci Advisors
chuck@lifesciadvisors.com